CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Post-Effective Amendment No. 2 to Registration Statement No. 333- 166619 on Form N-2 of our report dated May 30, 2012, relating to the financial statements and financial highlights of Gottex Multi-Asset Endowment Fund - I, appearing in the Statement of Additional Information, which is part of such Registration Statement, and to the references to us under the headings "Independent Registered Public Accounting Firm" and "Financial Statements" in the Statement of Additional Information, which is part of such Registration Statement.

/s/DELOITTE & TOUCHE LLP

Boston, Massachusetts

December 20, 2012